UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Asterias Biotherapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
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Asterias Biotherapeutics, Inc.
6300 Dumbarton Circle
Fremont, CA 94555

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2017

On or about May 4, 2017, Asterias Biotherapeutics, Inc. (sometimes referred to as “we,” “us,” or “Asterias”) first made available to stockholders our proxy statement (the “proxy statement”) describing the matters to be voted upon at our 2017 Annual Meeting of Stockholders to be held on June 14, 2017. This supplement updates the proxy statement and should be read in conjunction with it.

Except as specifically supplemented by the information contained in this supplement, all information set forth in the proxy statement continues to apply and the proxy statement, as supplemented by this proxy supplement, should be considered in voting your shares.

Certain Management Changes

As reported in Asterias' Current Report on Form 8-K filed with the SEC on May 23, 2017, the Board of Directors of Asterias has appointed Michael Mulroy as its President and Chief Executive Officer, effective June 26, 2017. Asterias also announced that Stephen L. Cartt will resign from the position of President and Chief Executive Officer effective as of the close of business on June 25, 2017. Mr. Cartt will continue to serve on the Board of Directors, and is a nominee at the Asterias 2017 annual meeting of stockholders.

Mr. Mulroy most recently served as a Senior Advisor to CamberView Partners, LLC, which assists companies in connection with investor engagement and complex corporate governance issues. Mr. Mulroy served until September 2014 as Executive Vice President – Strategic Affairs and General Counsel of the Autoimmune and Rare Diseases Business Unit of Mallinckrodt plc following its acquisition of Questcor Pharmaceuticals, Inc. in August 2014. Mr. Mulroy was appointed Executive Vice President, Strategic Affairs and General Counsel and Corporate Secretary of Questcor during February 2014, having previously served as Chief Financial Officer, General Counsel and Corporate Secretary since January 2011. From 2003 to 2011, Mr. Mulroy was employed by the law firm of Stradling Yocca Carlson & Rauth, where he served as a partner from 2004, and represented Questcor and other publicly-traded companies. From 1997 to 2003, Mr. Mulroy was an investment banker at Citigroup and Merrill Lynch. Mr. Mulroy is currently on the Board of Directors of BioTime, Inc. From July 2011 to August 2014, Mr. Mulroy served as a member of the Board of Directors of Comarco, Inc., which developed and designed innovative technologies and intellectual property used in power adapters. Mr. Mulroy earned his J.D. degree from the University of California, Los Angeles and his B.A. (Economics) from the University of Chicago.

Prior to his appointment as President and Chief Executive Officer of Asterias, Mr. Mulroy was not a related person to Asterias and there was no transaction or other arrangement involving Asterias in which Mr. Mulroy or any related person to Mr. Mulroy has or will have a direct or indirect material interest. He has no family relationship with any director or executive officer of Asterias.

Asterias and Mr. Mulroy entered into an employment agreement (the “Employment Agreement”), which provides for an annual base salary of $465,972 and a grant of stock options to purchase 800,000 shares of its common stock at an exercise price of equal to the closing share price of Asterias common stock on his first day of employment. Subject to Mr. Mulroy's continued employment with Asterias, the stock options vest in equal monthly installments over 48 months commencing on July 31, 2017. In addition, Mr. Mulroy is eligible for an annual Bonus Opportunity up to 50% of his base salary (the “Bonus Opportunity”). Asterias' Board, or its Compensation Committee, has absolute discretion in determining whether, to what extent any payment and/or equity award under the Bonus Opportunity are to be made based on performance criteria that the Board, or its Compensation Committee, may determine from time to time.

Mr. Mulroy's employment agreement contains provisions entitling him to severance benefits under certain circumstances. If Asterias terminates Mr. Mulroy's employment without “Cause” or if he resigns for “Good Reason” otherwise than within one (1) month prior to or twelve (12) months following a “Change of Control” (as those terms are defined in the Employment Agreement), he will be entitled to the following severance: (A) if Mr. Mulroy’s employment is terminated within the first 12 months of employment: (i) salary continuation at his then-current base salary for six (6) months, (ii) 50% of his target bonus as in effect at the date of termination, (iii) accelerated vesting of 50% of the then unvested stock options and restricted granted to him and (iv) payment, for a period of six (6) months, of any health insurance benefits that he was receiving at the time of termination of his employment, under a company employee health insurance plan subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (B) if Mr. Mulroy’s employment is terminated after 12 months of employment: (i) salary continuation at his then-current base salary for twelve (12) months, (ii) 100% of his target bonus as in effect at the date of termination, (iii) accelerated vesting of 100% of the then unvested stock options and restricted stock granted to him, and (iv) payment, for a period of twelve (12) months, of any health insurance benefits that he was receiving at the time of termination of his employment, under a company employee health insurance plan subject to the COBRA.

If Mr. Mulroy's employment is terminated without “Cause” or if he resigns for “Good Reason” within one (1) month prior to or twelve (12) months following a Change in Control, Mr. Mulroy will be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of his employment, and as severance compensation (A) an amount equal to the sum of 200% of his base salary and 200% of his target bonus as in effect at the date of termination, which shall be paid in a lump sum no later than 60 days after the date of his termination of employment, subject to such payroll deductions and withholdings as are required by law, (B) accelerated vesting of 100% of Mr. Mulroy’s then unvested stock options and any restricted stock and (C) payment, for a period of twelve (12) months, of any health insurance benefits that he was receiving at the time of termination of his employment, under a company employee health insurance plan subject to COBRA. On May 23, 2017, Mr. Mulroy and Asterias also entered into its standard indemnification agreement for directors and officers.

On May 23, 2017, Asterias entered into a Separation Agreement (the “Separation Agreement”) with Mr. Cartt. Under the terms of the Separation Agreement, Asterias agreed to allow unvested options to purchase 62,500 shares of common stock to continue to vest, subject to Mr. Cartt's continued service on Asterias' Board of Directors.

On May 23, 2017, Asterias announced that Katharine E. Spink, currently its Chief Operating Officer, is being promoted to the expanded position of Executive Vice President and Chief Operating Officer, also effective June 26, 2017. Dr. Spink's annual base salary will be adjusted from $340,000 to $367,200. Effective as of June 26, 2017, Jane Lebkowski, currently Asterias' President of R&D and Chief Scientific Officer, will become its Chief Scientific Officer. Ms. Lebkowski has informed Asterias that she expects to transition to a part-time role later this year.

Voting; Revocability of Proxies

If you have already properly submitted a proxy to vote your shares at the annual meeting, you do not need to re-submit your proxy unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the annual meeting, unless revoked as described in the Proxy.

You can change your vote or revoke your proxy at any time before the final vote at the annual meeting. Please refer to the information under the question heading “Can I change my vote after submitting my proxy form?” in the proxy statement for additional information. Your most current proxy card or telephone or internet proxy is the one that is counted.

By Order of the Board of Directors,

Ryan D. Chavez, Chief Financial Officer, General Counsel and Corporate Secretary

Fremont, California
May 23, 2017

The proxy statement, this supplement, letter to shareholders and the annual report on Form 10-K are available at http://www.astproxyportal.com/ast/18617.